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                                                                Exhibit 4.10(b)
                       FIRST AMENDMENT TO CREDIT AGREEMENT


         This Amendment is made as of the ____ day of , 1996, by and between CRAGAR INDUSTRIES, INC., a Delaware corporation (the "Borrower"), and NORWEST BUSINESS CREDIT, INC., a Minnesota corporation (the "Lender").

                                    Recitals

         The Borrower and the Lender have entered into the Credit and Security Agreement dated as of April 14, 1995 (the "Credit Agreement").

         The Lender has agreed to make certain loan advances to the Borrower and to issue or cause to be issued certain letters of credit for the account of the Borrower pursuant to the terms and conditions set forth in the Credit Agreement.

         The loan advances under the Credit Agreement are evidenced by the Borrower's promissory note dated as of April 14, 1995, in the maximum principal amount of $9,500,000.00 and payable to the order of the Lender (the "Note").

         All indebtedness of the Borrower to the Lender is secured pursuant to the terms of the Credit Agreement and all other Security Documents as defined therein (collectively, the "Security Documents"). Michael L. Hartzmark ("Hartzmark") has entered into that certain Support Agreement with the Borrower and the Lender dated as of April 14, 1995.

         The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

                                   Agreements

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

         1. Terms used in this Agreement which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.

         2. Prior to the date of this Amendment, the Borrower has, at certain times, failed to maintain the average minimum debt service coverage ratio required by Section 6.12 of the Credit Agreement, the minimum book Adjusted Net Worth required by Section 6.13 of the Credit Agreement and the minimum Net Income required by Section 6.14 of the Credit Agreement, exceeded its limit on Capital Expenditures for 1995 contained in Section 7.10 of the Credit Agreement and has made certain payments on Subordinated Indebtedness which are not in accordance with Section 7.19 of the Credit Agreement, all of which constitute Defaults under the terms of the Credit Agreement (collectively, the "Current Defaults"). Lender, although under no obligation to do so, hereby waives the Current Defaults subject to the satisfaction by Cragar of all the terms and conditions set forth in this Amendment. Nothing herein shall be construed as a wavier by Lender of any existing default under the terms of the Credit Agreement other than the Current Defaults. Nothing herein shall be construed as obligating Lender to waive any future defaults under the Credit Agreement including any future defaults under Sections 6.12, 6.13, 6.14, 7.10 and 7.19 of the Credit Agreement.

         3. The Credit Agreement is hereby amended as follows:
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                  (a) Paragraph (ii)(B) contained in the definition of
"Borrowing Base" contained in Section 1.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

                  (B) The lesser of (x) the sum of the following percentages of various classes of Eligible Inventory; (i) 55% of Raw Materials Inventory; (ii) 55% of Current Finished Goods Inventory; and (iii) 35% of Dated Finished Goods Inventory not to exceed $500,000.00; or (y) $4,500,000.00, plus

                  (b) The definition of "Eligible Inventory" contained in
Section 1.1 of the Credit Agreement is hereby amended by adding a new subparagraph (ix) thereto to read as follows:

                  (ix)Blemished Finished Goods Inventory.

                  (c) The definition of "Floating Rate" contained in Section 1.1 of the Credit Agreement is hereby amended effective December 1, 1995, to read in its entirety as follows:

         "Floating Rate" means an annual rate equal to the Base Rate plus two and one quarter percent (2.25%), provided, however, that from the first day of the first month following the receipt by the Lender of the Borrower's 1996 fiscal year end audited financial statements showing Net Income for the 1996 fiscal year of $935,000.00 or more and an Adjusted Net Worth of not less than $3,435,000.00, the Floating Rate shall be reduced to an annual rate equal to the sum of the Base Rate plus one and one-quarter percent (1.25%), which Floating Rate in either case shall change when and as the Base Rate changes.

                  (d) The definition of "Inventory Overadvance Rate" contained in Section 1.1 of the Credit Agreement is hereby amended effective December 1, 1995, to read in its entirety as follows:

         "Inventory Overadvance Rate" means an annual rate equal to the sum of the Base Rate, plus 3.25%, which Inventory Overadvance Rate shall change when and as the Base Rate changes.

                  (e) Section 6.12 of the Credit Agreement is hereby amended to read in its entirety as follows:

         6.12 Debt Service Coverage Ratio. The Borrower agrees, that for each fiscal quarter, beginning with the fiscal quarter ending March 31, 1996, it shall maintain an average minimum Debt Service Coverage Ratio of not less than 1.2 to 1. For the fiscal quarter ending March 31, 1996, said ratio shall be based upon the immediately preceding three month period. For the fiscal quarter ending June 30, 1996, said ratio shall be based upon the immediately preceding six month period. For the fiscal quarter ending September 30, 1996, said ratio shall be based upon the immediately preceding nine month period. For each fiscal quarter thereafter, said ratio shall be based upon the immediately preceding twelve month period. The Debt Service Coverage Ratio shall be calculated according to the following formula:

         Funds from Operations + Interest Expense - Unfinanced Portion of Capital Expense
         Current Maturities Long Term Debt + Interest Expense

         In making the foregoing calculation Interest Expenses shall not include any interest

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         on Subordinated Indebtedness, the payment of which is accrued but deferred under the terms of a subordination agreement between the holder of such debt and Lender in accordance with the provisions of
         Section 7.19 until such interest is actually paid.

                  (f) Section 6.13 of the Credit Agreement is hereby amended to read in its entirety as follows:

         6.13 Adjusted Net Worth. The Borrower will at all times from and after March 31, 1996, maintain a minimum book Adjusted Net Worth of $2,500,000.00 as of the last day of each calendar month. Thereafter, so long as this Agreement remains in effect, such minimum book Adjusted Net Worth shall be increased as of the end of each fiscal quarter over the previous fiscal quarter's minimum book Adjusted Net Worth, as follows:

                  (a) for the first quarter of each year $125,000.00;
                  (b) for the second quarter of each year $150,000.00;
                  (c) for the third quarter of each year $75,000.00; and
                  (d) for the fourth quarter of each year $50,000.00.

         Adjusted Net Worth decreases for any one calendar month will be permitted so long as the Adjusted Net Worth minimums set forth herein are achieved.

                  (g) Section 7.19 of the Credit Agreement is hereby amended to read in its entirety as follows:

         7.19 Payments on Subordinated Indebtedness. The Borrower will not make any payment of principal or interest on any Subordinated Indebtedness so long as any of the Obligations are outstanding. Notwithstanding the foregoing, in each fiscal year the Borrower may make payments (i) in an amount equal to 25% of Borrower's Excess Cash Flow on the Investor Debt payable by the Borrower semi-annually upon receipt by the Lender of the Borrower's June 30th unaudited statement showing such calculation and upon receipt by the Lender of the Borrower's audited financial statement for the fiscal year; (ii) of regularly scheduled principal and interest payments on the Seller Debt; upon receipt by the Lender of the Borrower's June 30, 1996, unaudited statement showing that it is in compliance with Sections 6.12, 6.13 and 6.14 hereof; and (iii) regularly scheduled payments of interest owing on the Bridge Loan, as such interest is earned or payment of principal owing on the Bridge Loan; provided, however, that no interest accruing on the Bridge Loan prior to December 31, 1995, shall be paid by the Borrower; provided, however, that at the time of any such payment on the Subordinated Indebtedness pursuant to clause (i) or (ii) above, each of the following conditions are satisfied and at the time of any such payment on the Subordinated Indebtedness pursuant to clause (iii) above the following condition (a) is satisfied:

                  (a) No Default Period exists and such payment does not and will not result in a Default or Event of Default;

                  (b) The average unborrowed availability under the Commitment less the L/C Amount for the 30 day period immediately preceding such payment as shown in the Lender's records shall equal not less than $250,000.00; and


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                  (c) Upon such payment by the Borrower the unborrowed
         availability under the Commitment, less the L/C Amount shall total not less than $250,000.00.

                  (h) Exhibits C and G attached to this Amendment are hereby substituted for Exhibits C and G attached to the Credit Agreement.

         4. Notwithstanding the prohibitions of Section 7.6 of the Credit Agreement, the Lender hereby consents to the sale by the Borrower of its plant in Mexicali, Mexico for a purchase price of $350,000.00 and hereby further consents to the retention and use of the proceeds of such sale by the Borrower. This waiver is a one-time waiver of the provisions of Section 7.6 of the Credit Agreement solely with respect to the sale of the Borrower's plant in Mexicali, Mexico and Section 7.6 shall remain in full force and effect, unmodified in any way notwithstanding this one-time waiver.

         5. Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

         6. The Borrower agrees to pay the Lender as of the date hereof a fully earned, non-refundable fee in the amount of $7,500.00 in consideration of the execution by the Lender of this Amendment and consents to the recalculation of interest due to the modification of the definition of "Floating Rate" in paragraph 3(c) above.

         7. This Amendment shall be effective upon receipt by the Lender of an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

                  (a) The Acknowledgment and Agreement of Hartzmark set forth at the end of this Amendment, duly executed by Hartzmark.

                  (b) Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact the Articles of Incorporation and Bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of the Borrower's Secretary dated as of April 14, 1995 in connection with the execution and delivery of the Credit Agreement continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and
(iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of the Borrower's Secretary dated as of April 14, 1995, as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

                  (c) Opinion of the Borrower's counsel as to the matters set forth in paragraphs 8(a) and (b) hereof and as to such other matters as the Lender shall require.

         8. The Borrower hereby represents and warrants to the Lender as follows:

                  (a) The Borrower has all requisite power and authority to execute this Amendment and to perform all of its obligations hereunder, and this Amendment has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

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                  (b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or
(iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

                  (c) All of the representations and warranties contained in
Article 5 of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

         9. All references in the Credit Agreement to "this Agreement" shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

         10. Except as noted in Paragraph 2 above, the execution of this Amendment and acceptance of any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

         11. The Borrower hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

         12. The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Credit Agreement, the Security Documents and all other documents contemplated thereby, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto. The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses and the fee required under paragraph 6 hereof.

         13. This Amendment and the Acknowledgment and Agreement of Hartzmark may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                CRAGAR INDUSTRIES, INC., a Delaware corporation


                                By ___________________________________

                                Its___________________________________


                                NORWEST BUSINESS CREDIT, INC., a Minnesota
                                 corporation

                                By ___________________________________

                                Its___________________________________





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                    ACKNOWLEDGMENT AND AGREEMENT OF HARTZMARK


         The undersigned, Michael L. Hartzmark, having entered into that certain Support Agreement dated as of April 14, 1995, with Cragar Industries, Inc. (the "Borrower") and Norwest Business Credit, Inc. (the "Lender"), hereby (i) acknowledges receipt of the foregoing Amendment; (ii) consents to the terms and execution thereof; (iii) reaffirms his obligations to the Lender pursuant to the terms of said Support Agreement; and (iv) acknowledges that the Lender may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrower, or enter into any agreement or extend additional or other credit accommodations, without notifying or obtaining the consent of the undersigned and without impairing the obligations of the undersigned under said Support Agreement.



                                              _________________________________
                                              Michael L. Hartzmark





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                                    EXHIBIT C

                  Permitted Liens, Indebtedness and Guarantees


                                      Liens

                             Time Clocks (UCC Filed)
                      Studebaker Worthington Leasing Corp.
                                XL/Datacomp, Inc.
                       ACM Equipment Rental and Sales, Co.
                        Heller Financial (Mori Seki CNC)


                                  Indebtedness



                            Subordinated Indebtedness

Indebtedness evidenced by that certain Promissory Note dated December 15, 1994 in the original principal amount of $350,000.00 executed by Borrower in favor of Sidney Dworkin (the "Bridge Loan");

Indebtedness evidenced by those certain Two-Year Convertible Subordinate Secured Notes of Borrower totaling $1,500,000.00 dated from August 1993 through February 1994 (the "Junior Debt"); and

Indebtedness evidenced by that certain Cognovit Promissory Note dated January, 1995 in the original principal amount of $1,340,000.00 executed by Borrower in favor of Performance Industries, Inc., an Ohio corporation (the "Seller Debt")




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                                    EXHIBIT G


                           Assets for Sale by Borrower


Paint Line (with associated conveyors, washers, burners, blowers, booths, powder guns, cyclones, baghouses, dryers, motors, pumps, and other related equipment)

                         Waste Water Treatment Equipment

                     Miscellaneous Chrome Plating Equipment

                                 Vapor Degreaser

                               Pro-Trac Tire Molds

                         One-Piece Aluminum Wheel Molds

                          Mexicali Polishing Equipment

                                Spinning Machine




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